Period Ended November 30, 2003

John Hancock Sovereign Bond Fund

John Hancock Bond Fund
Series - 1
NAV per share - Class C 15.29
NAV per share - Class I 15.29
NAV per share - Class R 15.29

Dividends from net investment income
Per share Class C - 0.32
Per share Class I - 0.41
Per share Class R - 0.23